Exhibit (d)(3)

Exhibit B to Contribution Agreement
STOCKHOLDERS AGREEMENT TERM SHEET — MMC PRECISION HOLDINGS CORP.

Stockholder Parties:	•	Brazos Private Equity Partners, LLC, or one or more of its affiliates (“Brazos” and collectively with its affiliates and each of their respective directors, managers, stockholders, partners and members (and members of the respective immediate families and trusts for the primary benefit of such family members), the “Brazos Group”)

	•	MassMutual Corporate Investors, MassMutual Participation Investors, Tower Square Capital Partners II, L.P., Tower Square Capital Partners II-A, L.P., Tower Square Capital Partners II-B, L.P., their respective affiliates and any Person for whom any of the foregoing acts as an investment advisor (the “MassMutual Group”)

	•	William D. Morton (“Morton”)

	•	Mark W. Mealy and/or Eastover Group LLC, an entity solely controlled by Mark W. Mealy and in which Mark W. Mealy and members of his immediate family are the sole investors (“Mealy”)

	•	Any officers or employees of the Company (as defined below) or any of its subsidiaries holding any Common Stock (as defined below) of Holdings (as defined below), including Morton (the “Management Stockholders”)

Brazos, the Mass Mutual Group, Morton, Mealy and the Management Stockholders are referred to collectively as the “Holders”.

Ownership Structure:	•	MMC Precision Holdings Corp., a Delaware corporation (“Holdings”)

	•	Morton Industrial Group, Inc., a Georgia corporation and wholly-owned subsidiary of Holdings (the “Company”)

	•	Morton Metalcraft Co., an Illinois corporation and wholly-owned subsidiary of the Company

	•	Morton Metalcraft Co. of North Carolina, a North Carolina corporation and wholly-owned subsidiary of the Company

	•	B&W Metal Fabricators, Inc., a North Carolina corporation and wholly-owned subsidiary of the Company

	•	Mid-Central Plastics, Inc., an Iowa corporation and wholly-owned subsidiary of the Company

	•	Morton Metalcraft Co. of South Carolina, a South Carolina corporation and wholly-owned subsidiary of the Company

Company Capitalization:	The securities of Holdings subject to this Agreement shall consist solely of (i) common stock, par value $0.01 per share, of Holdings (“Common Stock”) and (ii) warrants to purchase up to 3.75% of the fully-diluted Common Stock of Holdings (taking into account the Common Stock issuable upon exercise of the Options (as defined below)) to be issued to the Mass Mutual Group (the “Warrants” and collectively with the Common Stock, the “Securities”).

Additionally, the Company shall, pursuant to an option plan to be entered into in connection with the transactions, be entitled to issue options to purchase up to 10% of the fully-diluted Common Stock of Holdings (not taking into account the Common Stock issuable upon exercise of the Warrants) to members of management of the Company and its subsidiaries (the “Options”). The Options shall not be subject to the Stockholders Agreement and no holder of any Options shall have any rights or obligations under the Stockholders Agreement with respect thereto until such time as such Options are exercised in accordance with their terms and Common Stock is issued in consideration therefor. On the closing date of the transactions contemplated by the Merger Agreement, Holdings shall issue the options set forth on Schedule A attached hereto.

Except as contemplated by the preceding two paragraphs, there will be no other securities of Holdings outstanding or reserved for issuance at the closing of the transaction.

Board Rights:	The Board of Directors of Holdings and the Company (the “Company Board”) shall be identical and shall initially consist of 6 directors, each of whom shall be appointed by Brazos; provided, however, that (i) one such director shall be Morton for so long as he either (x) remains Chairman and Chief Executive Officer of the Company or (y) retains 50% of the Common Stock held by him as of the date of the Stockholders Agreement and (ii) one such director shall be Mealy for so long as he retains 50% of the Common Stock held by him as of the date of the Stockholders Agreement. In the event that Morton or Mealy or should die or resign from the Company Board or lose their right to a seat on the Company Board as set forth above, then in all such cases such individual shall lose his right to a seat on the Company Board, and the director to fill such seat shall be appointed by Brazos in its sole discretion. Initially, Brazos’ other four appointments to the Company Board (in addition to Morton and Mealy) shall be Patrick K. McGee, Randall S. Fojtasek, Lucas T. Cutler and F. Russell Beard, Jr.

So long as the Mass Mutual Group holds any Securities, or any note evidencing subordinated indebtedness in Holdings issued to the MassMutual Group, the MassMutual Group may designate one representative who shall have the right to attend all meetings of the Company Board in a non-voting observer capacity. In the event that each of Jeff Fronterhouse, Randall Fojtasek and Patrick McGee ceases to be a principal of Brazos Private Equity Partners, LLC (including its successors), the MassMutual Group shall be entitled to appoint such designee as its designee to serve on the Company Board and the size of the Company Board shall be increased by one.

Each Holder shall, at any time it is then entitled to vote for the election of directors to the Company Board, vote all of its Common Stock, by proxy, written consent or at a meeting of stockholders, as the case may be, and take all other necessary action

(including causing Holdings to call a special meeting of stockholders if necessary) in order to give effect to the representation entitlements set forth herein.

A director elected to office as set forth above may only be removed from office by the party or parties entitled to nominate such directors. In the case of any vacancy in the office of a director, by death, resignation, removal or otherwise, only the party or parties entitled to nominate such director shall be entitled to nominate a successor to hold office for the unexpired term of the director whose place shall be vacant.

Holdings shall pay all reasonable out-of-pocket expenses incurred by each director or observer in connection with attending regular and special meetings of the Company Board and any committees thereof.

Board Actions; Quorum:	All decisions of the Company Board shall require the affirmative vote of a majority of the directors thereof. The presence of a majority of the directors, including a majority of the directors nominated by Brazos, shall be required to constitute a quorum at any meeting.

Restrictions On Transfer:	Prior to a Qualified IPO and except for Permitted Transfers, the Securities shall not be transferred by any Management Stockholder while employed by the Company or any of its affiliates. In addition to the foregoing, but subject to the next two sentences, all Securities owned by the MassMutual Group, the Brazos Group or Mealy will be freely transferable. All transfers shall be made only after compliance with the rights of first refusal, tag-along rights, and drag-along rights as set forth below, to the extent applicable, and such other restrictions as are necessary to ensure compliance with the Securities Act of 1933, as amended (the “Securities Act”). Other than (i) transfers made pursuant to a sale of the Company or transfers made in compliance with the rights of first refusal, tag-along rights or drag-along rights set forth below or (ii) transfers to the public pursuant to an effective registration statement or sales to the public pursuant to Rule 144 under the Securities Act otherwise permitted hereunder, but only after the Company has a class of securities registered under the Securities Act, each Holder will cause any proposed transferee of any Security or any interest therein held by it to agree in writing, in an instrument in form and substance reasonably satisfactory to Holdings, to take and hold such Securities subject to the provisions and upon the conditions specified in the Stockholders Agreement.

A “Permitted Transfer” shall mean any transfer (a) with respect to a Holder who is an individual, to a member of the immediate family of such Holder, to a trust whose sole beneficiaries are such Holder and/or members of the immediate family of such Holder or to a person the outstanding equity interests of which are owned entirely by such Holder and/or members of the immediate family of such Holder, (b) with respect to a Holder that is a trust, to any beneficiary of the trust or any member of the immediate family of a beneficiary of the trust, (c) with respect to the Brazos Group or the MassMutual Group, to any affiliate of a Holder or in the case of the MassMutual Group, to any institutional investor for which any affiliate of the MassMutual Group acts as an investment advisor, (d) upon the death of a Holder to such Holder’s executors, administrators, testamentary trustees, legatees or beneficiaries, (e) that is a distribution to any of such Holder’s partners who are

Accredited Investors, (f) by a Holder pursuant to a sale of the Company or transfers made in compliance with the rights of first refusal, tag-along rights or drag-along rights set forth below, (g) pursuant to a merger, consolidation, share exchange, scheme of arrangement or other similar transaction by Holdings or pursuant to an agreement to which Holdings is a party, and (h) by a Holder pursuant to a public offering registered under the Securities Act or pursuant to Rule 144 promulgated under the Securities Act, but as to any transfer under Rule 144 under the Securities Act only if the Company has a class of securities registered under the Securities Act; provided that, in the case described in each of clause of (a) through (e) above, the proposed transferee (x) shall execute and deliver to Holdings and Brazos a joinder agreement to the Stockholders Agreement, and (y) in the case of clause (a), (b), (c) or (e) above, certifies to the reasonable satisfaction of Holdings that such transferee is an Accredited Investor.

Sale Rights:	At any time after the date of the Stockholders Agreement and prior to a Qualified IPO, Brazos may give written notice to Holdings and the Holders requiring a sale of the Company. Each Holder hereby agrees to vote all of its or his Securities in favor of such sale upon the request of Brazos. Notwithstanding anything to the contrary contained herein, except as provided in the immediately following sentence, each of the Holders shall receive the same consideration for each of the Securities it then owns as Brazos receives for its Securities in such sale. If such sale is to be consummated pursuant to a stock purchase, the Securities of all Holders shall be sold at the same price and otherwise treated identically with the Securities being sold by Brazos in all respects; provided, that the purchase price payable for Securities of a Holder that are not the same as the Securities being sold by Brazos shall be adjusted, as appropriate, to reflect the comparative economics of such Securities; provided, further, that no Holder shall be required to make any representations or warranties in connection with such sale other than representations and warranties as to (i) such Holder’s ownership of its Securities to be transferred being free and clear of all liens, (ii) such Holder’s power and authority to effect such transfer of its Securities and (iii) such matters pertaining to such Holder’s compliance with securities laws as the purchaser may reasonably require; provided, further, that no Holder which is a member of the MassMutual Group shall be required to vote in favor of, or to accept consideration pursuant to, such a sale unless (i) the consideration to be received in such sale consists of not less than sixty-five percent (65%) cash and marketable securities; provided, further, any securities other than marketable securities received by any Holder pursuant to such sale shall be subject to no less favorable rights than the drag-along rights, preemptive rights and registration rights granted pursuant to the Stockholders Agreement. Any obligations of the Holders arising under the definitive documentation for such sale shall be several and shall relate to the representations and warranties described above and to any post closing indemnification or similar post closing obligations imposed upon members of the Brazos Group and shall be in proportion to and in an amount no greater than the net consideration received by such Holder in such sale (except for fraud, intentional misconduct or other customary exceptions).

Preemptive Rights:	Prior to a Qualified IPO, in the event that Holdings or any of its subsidiaries proposes to issue or sell any shares of Common Stock, common stock equivalents or other equity securities, Holdings shall, no later than five (5) days prior to the consummation of such transaction, give written notice of such transaction to each Holder and offer to sell to each Holder (provided that such Holder is an Accredited Investor) all or any part of such Holder’s pro rata portion of such securities (which shall be based on the ratio that the fully-diluted Common Stock then held by such Holder bears to the amount of the then outstanding fully-diluted Common Stock, excluding, for purposes of such calculation, any shares of Common Stock issuable upon exercise of any options granted pursuant to any employee, officer or director benefit plan or arrangement, including the Options). Such preemptive rights may not be transferred to any person, other than to (i) any member of the Brazos Group, (ii) any member of the MassMutual Group, (iii) Morton or (iv) Mealy; provided, that the foregoing restriction shall not apply to the transferee of twenty-five percent (25%) or more of the Securities beneficially owned by the MassMutual Group on the date of execution of the Stockholders Agreement.

The preemptive rights set forth in the Stockholders Agreement shall not apply to (i) issuances or sales of shares of Common Stock, common stock equivalents or other equity securities of Holdings upon exercise, conversion or exchange of an Option or Warrant, (ii) shares of Common Stock, common stock equivalents or other equity securities of Holdings distributed or set aside ratably to all holders of Common Stock, common stock equivalents or other equity securities of Holdings (or any class or series thereof) on a per share equivalent basis, (iii) issuances or sales of shares of Common Stock, common stock equivalents or other equity securities of Holdings pursuant to a registered underwritten public offering, pursuant to a merger of Holdings or any of its subsidiaries into or with another entity or pursuant to an acquisition by Holdings or any of its subsidiaries of the capital stock or assets of another business entity or business segment of any such entity, (iv) issuances or sales of shares of Common Stock, common stock equivalents or other equity securities of the Company to employees, officers, consultants, and/or directors of Holdings and/or any of its subsidiaries pursuant to employee benefit or similar plans or arrangements of Holdings and/or its subsidiaries, including the option plan to be entered into in connection with the transactions, (v) issuances of shares of Common Stock, common stock equivalents or other equity securities of the Company in payment of all or any portion of the principal of, or interest or premium on, any indebtedness of Holdings or any of its subsidiaries, (vi) the issuance of the Warrants, and (vii) issuances of shares of Common Stock, common stock equivalents or other equity securities of Holdings in connection with the issuance of debt securities of Holdings or any or any of its subsidiaries, provided that the exception set forth in clause (vii) shall only apply to the MassMutual Group to the extent that the MassMutual Group first has been given the opportunity to offer to provide the financing with respect to such debt securities on substantially the same terms and such terms are at the then market rate.

Drag-Along Rights:	Prior to a Qualified IPO, in the event that Brazos proposes to transfer (other than a Permitted Transfer) Securities representing more than sixty-percent (60%) of the fully-diluted Common Stock then held by the Brazos Group, Brazos shall have the right to require each non-selling Holder to transfer a portion of its Securities which represents the same percentage of the total fully-diluted Common Stock held by such Holder as the Securities being disposed of by the Brazos Group represents of the total fully-diluted Common Stock held by the Brazos Group (excluding, for purposes of such calculation, any shares of Common Stock issuable upon exercise of any options granted pursuant to any employee, officer or director benefit plan or arrangement, including the Options) such Securities to be transferred free and clear of all liens. Additionally, prior to a Qualified IPO, in the event that Brazos proposes to transfer (other than a Permitted Transfer) Securities representing more than fifty-percent (50%) of the fully-diluted Common Stock then held by the Brazos Group, Brazos shall have the right to require each non-selling member of the MassMutual Group (but no other Holders unless Brazos proposes to transfer Securities representing more than sixty percent (60%) of the fully-diluted Common Stock then held by the Brazos Group as set forth above) to transfer a portion of its Securities which represents the same percentage of the total fully-diluted Common Stock held by such member of the MassMutual Group as the Securities being disposed of by the Brazos Group represents of the total fully-diluted Common Stock held by the Brazos Group (excluding, for purposes of such calculation, any shares of Common Stock issuable upon exercise of any options granted pursuant to any employee, officer or director benefit plan or arrangement, including the Options) such Securities to be transferred free and clear of all liens. Notwithstanding the foregoing, in the event Brazos exercises its drag-along rights as set forth above, each member of the MassMutual Group may, in its individual discretion, elect to sell all of the Securities held by such member of the MassMutual Group and the number of Securities to be sold pursuant to such exercise by Brazos of its drag along rights by persons that are not members of the MassMutual Group shall be adjusted on a pro-rata basis to accommodate the sales by the members of the MassMutual Group. The securities sold by the Holders pursuant to an exercise by Brazos of its drag-along rights shall be sold at the same price and otherwise treated identically with the Securities being sold by the Brazos Group in all respects; provided, that the purchase price payable for Securities of a Holder that are not the same as the Securities being sold by the Brazos Group shall be adjusted, as appropriate, to reflect the comparative economics of such Securities; provided, further, that no Holder shall be required to make any representations or warranties in connection with such sale other than representations and warranties as to (i) such Holder’s ownership of its Securities to be transferred being free and clear of all liens, (ii) such Holder’s power and authority to effect such transfer of its Securities and (iii) such matters pertaining to such Holder’s compliance with securities laws as the purchaser may reasonably require; provided, further, no Holder which is a member of the MassMutual Group shall be required to accept consideration pursuant to an exercise by Brazos of its drag along rights consisting of less than sixty-five percent (65%) cash and marketable securities; provided, further, any securities other than marketable securities received by any Holder pursuant to such sale shall be subject to no less favorable rights than the sale rights, preemptive rights and registration rights granted pursuant to the Stockholders Agreement. Any obligations of the Holders arising under the definitive documentation for such sale shall be several and shall relate to the representations and warranties described above and to any post closing indemnification or similar post closing obligations imposed upon members of the Brazos Group and shall be in proportion to and in an amount no greater than the net consideration received by such Holder in such sale (except for fraud, intentional misconduct or other customary exceptions).

Tag-Along Rights:	Prior to a Qualified IPO, if Brazos proposes to effect a transfer (other than a Permitted Transfer) by one or more members of the Brazos Group of Securities representing more than twenty-five percent (25%) of the total voting power of Securities entitled to vote for the election of directors of Holdings and it does not, or cannot, exercise its drag-along rights, each Holder may elect to include in the proposed transfer that portion of such Holder’s Securities which represents the same percentage of such Holder’s total fully-diluted Common Stock as the Securities being sold by the Brazos Group represents of its total fully-diluted Common Stock (excluding, for purposes of such calculation, any shares of Common Stock issuable upon exercise of any options granted pursuant to any employee, officer or director benefit plan or arrangement, including the Options); provided, that a Holder’s tag-along rights shall first be applied to Securities of such Holder that are the same as the Securities being transferred by the Brazos Group and then, to the extent that like Securities are insufficient to satisfy such Holder’s rights hereunder, to the other Securities of such Holder; provided further, that, if the purchaser of the Securities refuses to purchase Securities of such Holder that are not the same as the Securities being transferred by the Brazos Group, a Holder’s tag-along rights shall be limited to the transfer of Securities of such Holder that are the same as the Securities being sold by the Brazos Group (it being understood that the MassMutual Group common stock underlying the warrants and purchased at the closing will be considered the “same” as the Brazos Group common stock); provided further, that, if the consideration to be received by the Brazos Group includes any securities, then, unless Brazos and the transferee both reasonably determine that an exemption is otherwise available under the Securities Act and all applicable state securities laws for such transaction, only Holders who have certified to the reasonable satisfaction of the Brazos Group that they are Accredited Investors shall be entitled to participate in such transfer, unless the transferee consents otherwise. In connection any exercise of tag-along rights under the Stockholders Agreement, no Holder shall be required to make any representations or warranties in connection with such sale other than representations and warranties as to (i) such Holder’s ownership of its Securities to be transferred being free and clear of all liens, (ii) such Holder’s power and authority to effect such transfer of its Securities and (iii) such matters pertaining to compliance with securities laws as the purchaser may reasonably require. Any obligations of the Holders arising under the definitive documentation for such sale shall be several and shall relate to the representations and warranties described above and to any post closing indemnification or similar post closing obligations imposed upon members of the Brazos Group and shall be in proportion to and in an amount no greater than the net consideration received by such Holder in such sale (except for fraud, intentional misconduct or other customary exceptions). The purchase price payable for Securities of a Holder that are not the same as the Securities being sold by the Brazos Group shall be adjusted, as appropriate, to reflect the comparative economics of such Securities.

Right of First Refusal:	If any Holder that is not a member of the Brazos Group receives any bona fide offer or offers to purchase or otherwise acquire any or all of its Securities that if consummated would not be a Permitted Transfer, Holdings shall have the option for (i) in the event that the proposed transferor is a member of the MassMutual Group, five (5) business days, and (ii) in the event that the proposed transferor is not a member of the MassMutual Group, fifteen (15) business days (from the later to occur of (a) the date of receipt of notice of such offer or (b) the date of determination of the fair market value for any non-cash consideration included in the purchase price for such Securities) to elect to purchase all, but not less than all, of such Securities upon the same terms and conditions as contained in such offer. If Holdings elects not to purchase all such Securities or fails to make a timely election, then Brazos (or any of its assignees in the Brazos Group) shall have the option for (i) in the event that the proposed transferor is a member of the MassMutual Group, five (5) business days, and (ii) in the event that the proposed transferor is not a member of the MassMutual Group, fifteen (15) business days (from the first to occur of (a) the date Holdings notifies Brazos that it has elected not to purchase all such Securities or (b) the end of the five (5) or fifteen (15), as applicable, business day period in which Holdings is entitled to make such election) to elect to purchase all, but not less than all, of such Securities upon the same terms and conditions as contained in such offer. If Brazos (or any of its assignees in the Brazos Group) has not elected to purchase all of such securities or has failed to make a timely election, the applicable Holder may transfer all, but not less than all, of such Securities to the prospective transferee(s) making the original offer, at a price and on terms no more favorable to such prospective transferee(s) than as specified in such original offer, during the following 90-day period. If such Securities are not so transferred within such 90-day period, such Securities must be reoffered to Holdings and Brazos if such Holder still desires to transfer such Securities.

Call Right on Management Shares:	In the event that Holdings or any of its subsidiaries terminates the employment of any Management Stockholder for Cause (to be defined) or such Management Stockholder terminates his employment with Holdings or any of its subsidiaries for any reason other than Good Reason (to be defined), within 60 days of such termination date Holdings shall have the right, but shall in no event be required, to require such Management Stockholder to sell to Holdings all of the Securities held by such Management Stockholder; provided, however, that Holdings shall not have such right in the event that the applicable Management Stockholder (i) terminates his employment after reaching 65 years of age and (ii) either has in place as of such termination a non-competition agreement with the Company and Holdings or concurrently with such termination enters into such a non-competition agreement in form and substance reasonably satisfactory to the Company and Holdings . The purchase price for such Securities shall be: (A) in the event such Management Stockholder (i) has his or her employment terminated for Cause at any time after the date of the Stockholders Agreement or (ii) terminates his or her employment for any reason other than Good Reason during the first three (3) years following the date of the Stockholders Agreement, a cash amount equal to the lower of (x) the price initially paid by such Management Stockholder for the Securities or (y) the fair market value of such Securities, as determined in good faith by the Company Board; and (B) in the event such Management Stockholder terminates his or her employment for any reason other than Good Reason after the first three (3) years following the date of the Stockholders Agreement, the fair market value of such Securities, as determined in good faith by the Company Board.

Registration Rights:	At any time after one hundred twenty (120) days following the consummation of a Qualified IPO, Brazos shall be entitled to make four (4) customary demand requests. At any time after one hundred twenty (120) days following the consummation of a Qualified IPO, each of Morton and Mealy shall be entitled to make one (1) customary demand request. At any time after the earlier to occur of the sixth anniversary of the date of the Stockholders Agreement or the first anniversary of the consummation of a Qualified IPO, the MassMutual Group shall be entitled to make one (1) customary demand request; provided, however, that the rights of the MassMutual Group to make such a demand request shall terminate upon a transfer of more than fifty percent (50%) of the Securities held by the MassMutual Group on the date of the Stockholders Agreement to any person not in the MassMutual Group.

In addition, the Holders shall have unlimited S-3 registration rights, provided (i) that, in the case of all Holders making such requests except for Holders in the Mass Mutual Group, such requests are made for an aggregate minimum amount of at least $5,000,000 and (ii) that in the event Holdings has effected three (3) or more registrations on Form S-3 during any twelve (12) month period, any additional registrations on Form S-3 during such twelve (12) month period shall be at the expense of the requesting Holders. In addition, following a Qualified IPO Holders shall be entitled to (or shall be entitled to cause Holdings to exercise) customary piggyback registration rights should Holdings (or any of its subsidiaries) propose to register any of its (or their) equity securities. The registration rights agreement shall contain customary lockup provisions, not to exceed 10 days prior to, and 180 days following, any underwritten registration.

A “Qualified IPO” means a firm commitment underwritten public offering of Common Stock for cash pursuant to an effective registration statement under the Securities Act in respect of which (i) the aggregate proceeds to Holdings (prior to deducting any underwriters’ discounts and commissions) from such offering and any similar prior public offerings equal or exceed Twenty-Five Million Dollars ($25,000,000) and (ii) results in a total market capitalization of the Company of at least Seventy-Five Million Dollars ($75,000,000).

Certain Covenants:	Each Holder shall receive monthly, quarterly and annual financial statements and shall be entitled to inspect the books and records of the Company.

All transactions between the Company and any member of the Brazos Group shall be on an arms-length basis and disclosed to each other Holder.

Company Board meetings are required to be held on a quarterly basis.

If the Company Board establishes an Executive Committee or Compensation Committee (or other committees performing similar functions), Morton (except with respect to the compensation of Morton) and Mealy will serve on each such committee.

Brazos Fees:	At closing, Brazos (or one of its affiliates) shall be entitled to receive a financial advisory fee of $2,250,000. Additionally, Brazos (or one of its affiliates) shall be entitled act as the exclusive financial advisor for Holdings and the Company and to receive financial advisory fees at a rate of (i) 2.25% of the aggregate value of any future transaction, acquisition or recapitalization and (ii) 4.00% of any capital infusion or other investment made by Brazos or any one or more of its affiliates in the Company for any purpose (including working capital, debt reduction, etc.). Such arrangements shall be incorporated into a Financial Advisory Agreement to be entered into among Brazos (or one of its affiliates), Holdings and the Company.

Additionally, Brazos (or one of its affiliates) shall be entitled to receive an annual monitoring and oversight fee, payable quarterly in advance, equal to (A) for the remainder of the first fiscal year following the closing, $600,000 (on a prorated basis for any partial fiscal year following the closing) and (B) for each fiscal year thereafter, the greater of (x) $600,000 and (y) 0.3% of the budgeted net revenue of the Company and its subsidiaries on a consolidated basis. Additionally, for any fiscal year, in the event that the actual net revenue of the Company and its subsidiaries on a consolidated basis is greater than 105% the budgeted net revenue of the Company and it subsidiaries on a consolidated basis, Brazos (or one of its affiliates) shall be entitled to an additional payment equal to 0.3% of the actual net revenue of the Company and its subsidiaries on a consolidated basis, less all other monitoring and oversight fees previously paid to Brazos (or one of its affiliates) for such fiscal year. In the event that the actual net revenue of the Company and its subsidiaries on a consolidated basis for any fiscal year is less than 95% of the budgeted net revenue of the Company and its subsidiaries on a consolidated basis, then the Company shall offset against the next payment of monitoring and oversight fees to Brazos (or one of its affiliates) an amount equal to the total amount of all monitoring and oversight fees paid to Brazos (or one of its affiliates) for such fiscal year, less 0.3% of the actual annual net revenue of the Company and its subsidiaries on a consolidated basis for such fiscal year. Such arrangements shall be incorporated into a Monitoring and Oversight Agreement to be entered into among Brazos (or one of its affiliates), Holdings and the Company.

Morton Fees:	At closing, Morton shall receive 400,000 options in Holdings with an exercise price of $1.00 per share. Morton shall receive no additional fees for his service as a member of the Company Board.

Mealy Fees:	At closing, Mealy shall receive 200,000 options in Holdings with an exercise price of $1.00 per share. Additionally, Mealy shall be entitled to receive an annual fee for each year in which Mealy serves as a member of the Company Board of $100,000, payable quarterly in advance (subject to proration for any partial year). Such fee shall be subject to such discretionary increases (but not decreases) as shall be determined by the Company Board in its sole discretion; provided, however, that no such increases shall be effected without the consent of the MassMutual Group.

Termination:	The Stockholders Agreement shall terminate on the tenth anniversary of the effective date. The provisions in the Stockholders Agreement providing for board rights, sale rights, restrictions on transfer, preemptive rights, drag along rights, tag along rights, rights of first refusal, and management call rights shall terminate upon a Qualified IPO.

Schedule A

Employee	Options
		Time Vest And
	Time Vest Only	Performance Vest[1]
William D. Morton	400,000	—
Daryl R. Lindemann	200,000	100,000
Brian L. Geiger	200,000	100,000
Brian R. Doolittle	200,000	100,000
Mark W. Mealy	200,000	—
Other Employees	900,000	650,000
Total:	2,100,000	950,000

[1]	Note that the performance vesting options, in addition to vesting 20% per year for each of the first five years following the date of grant consistent with all other options, will only vest in the event that the Company and its subsidiaries achieve EBITDA of at least $22,000,000 for the 2006 fiscal year.

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